Exhibit 5.1

March 29, 2019

DPW Holdings, Inc.

201 Shipyard Way

Newport Beach, CA 92663

Ladies and Gentlemen:

We deliver this opinion with respect to certain matters in connection with the offering by DPW Holdings, Inc., a Delaware corporation (the “Company”), of (i) 2,855,500 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 12,700,000 shares of Common Stock (such shares issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares”), and (iii) common stock purchase warrants (the “Common Warrants”) to purchase up to 15,555,500 shares of Common Stock (such shares issuable upon exercise of the Common Warrants, the “Common Warrant Shares”) to be issued pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of even date herewith, between the Company and A.G.P./Alliance Global Partners.

The Shares, Pre-Funded Warrants, Common Warrants, Pre-Funded Warrant Shares and Common Warrant Shares were registered pursuant to the Registration Statement on Form S-3 (File No. 333-222132) filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 18, 2017 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), declared effective on January 11, 2018, including the prospectus included therein (the “Base Prospectus”), and as supplemented by the preliminary prospectus supplement dated March 28, 2019 and the final prospectus supplement dated March 29, 2019, both of which were filed with the Commission pursuant to Rule 424(b) under the Securities Act (such preliminary and final prospectus supplements collectively, the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The offering of the Shares, the Pre-Funded Warrants, the Common Warrants, the Pre-Funded Warrant Shares and the Common Warrant Shares by the Company pursuant to the Registration Statement, the Prospectus and the Underwriting Agreement is referred to herein as the “Offering.”

In connection with our opinion expressed below we have examined originals or copies of the Underwriting Agreement, the Pre-Funded Warrants, the Common Warrants, the Company’s Certificate of Incorporation filed with, and certified by, the Delaware Secretary of State (the “Certificate”) and the Company’s Bylaws (the “Bylaws” and, together with the Certificate, the “Charter Documents”), certain corporate proceedings of the Company’s board of directors (the “Board”) or a committee or committees of the Board and the Company’s stockholders relating to the Registration Statement, the Company’s Certificate and Bylaws, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary.

We have assumed, and express no opinion as to, the genuineness of all signatures on documents submitted to us, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the absence of any undisclosed termination, modification, waiver or amendment to any document reviewed by us, the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of documents we have reviewed, and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Delaware Secretary of State dated March 28, 2019.

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

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We render this opinion only with respect to, and express no opinion herein concerning the application or effect of any laws other than the existing Delaware General Corporation Law.

With respect to the Pre-Funded Warrants, we have assumed that, as of each and every time any of the Pre-Funded Warrants are exercised, the Company will have a sufficient number of authorized and unissued shares of the Common Stock available for issuance under its Certificate to permit full exercise of each of the Pre-Funded Warrants in accordance with their terms without the breach or violation of any other agreement, commitment or obligation of the Company.

With respect to the Common Warrants, we have assumed that, as of each and every time any of the Common Warrants are exercised, the Company will have a sufficient number of authorized and unissued shares of the Common Stock available for issuance under its Certificate to permit full exercise of each of the Common Warrants in accordance with their terms without the breach or violation of any other agreement, commitment or obligation of the Company.

In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the issuance and delivery of any of the Shares, the Pre-Funded Warrants, the Common Warrants, the Pre-Funded Warrant Shares and the Common Warrant Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares, the Pre-Funded Warrants, the Common Warrants, the Pre-Funded Warrant Shares and the Common Warrant Shares, any change in actions of the Board or the Company’s stockholders, or any amendments to the Certificate or Bylaws, and (ii) at the time of the offer, issuance and sale of any Shares, Pre-Funded Warrants, Common Warrants, Pre-Funded Warrant Shares or Common Warrant Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, and that the Registration Statement will not have been modified or rescinded. We also have assumed that the issuance and delivery of the Shares, Pre-Funded Warrants, Common Warrants, Pre-Funded Warrant Shares and Common Warrant Shares subsequent to the date hereof and the compliance by the Company with the terms of such Shares, Pre-Funded Warrants, Common Warrants, Pre-Funded Warrant Shares and Common Warrant Shares will not result in a violation of the Certificate or any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body then having jurisdiction over the Company.

Based upon, and subject to, the foregoing, it is our opinion that

(i)	the Shares that may be issued and sold by the Company pursuant to the Underwriting Agreement, when issued, sold and delivered in accordance with the provisions of, the Underwriting Agreement and in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable;

(ii)	when the Pre-Funded Warrants are issued, sold and delivered in the manner and for the consideration stated in the Registration Statement, and the Prospectus, such Pre-Funded Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(iii)	when the Common Warrants are issued, sold and delivered in the manner and for the consideration stated in the Registration Statement, and the Prospectus, such Common Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(iv)	the Pre-Funded Warrant Shares, when issued and delivered by the Company upon exercise of the Pre-Funded Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable; and

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

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(iv)	the Common Warrant Shares, when issued and delivered by the Company upon exercise of the Common Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Report on Form 8-K to be filed by the Company with the Commission in connection with the offering of the Shares, Pre-Funded Warrants, Common Warrants, Pre-Funded Warrant Shares and Common Warrant Shares and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments or supplements thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Shares, Pre-Funded Warrants, Common Warrants, Pre-Funded Warrant Shares and Common Warrant Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this opinion, we are opining only as to the specific legal issues expressly set forth above and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks, only as of the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the date of this opinion letter and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinion expressed herein.

Very truly yours, SICHENZIA ROSS FERENCE LLP

/s/ Sichenzia Ross Ference LLP

1185 Avenue of the Americas | 37th Floor | New York, NY | 10036

T (212) 930 9700 | F (212) 930 9725 | WWW.SRF.LAW